(Barry L. Friedman, P.C. Letterhead)



To Whom It May Concern:
                                                        July 3, 2000

     The Firm of Barry L. Friedman, P.C. Certified Public Accountant consents to the inclusion of their report of July 3, 2000, on the Financial Statements of Loanspaid.COM, INC., as of June 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/

Barry L. Friedman
Certified Public Accountant